Exhibit 99.2

Fox Factory Holding Corp. Announces Voluntary Recall of Certain Model Year Suspension Forks

SCOTTS VALLEY, Calif., Oct. 22, 2013 (GLOBE NEWSWIRE) — Fox Factory Holding Corp. (Nasdaq:FOXF) (“FOX” or the “Company”) today announced it has initiated a voluntary recall of certain model year 2013 32 and 34 Evolution Series suspension forks having 120mm — 160mm of travel with certain open cartridge dampers manufactured by the Company between March 1, 2012 and November 30, 2012.

The Company has determined that a small percentage of the forks manufactured during the period have the potential to fail under a specific set of circumstances. The forks affected by this recall were assembled in the Company’s Watsonville California facility. The Company has initiated the recall to assure that consumers will obtain a free damper upgrade that will resolve the concern. The recall does not involve any of the Company’s current model year 2014 suspension forks.

FOX previously disclosed that in 2012 it increased its warranty reserve in connection with certain dampers, which dampers are the ones used in the forks that are the subject of the recall. Based on the Company’s current estimates, the existing warranty reserve is anticipated to be adequate to cover the repair related costs FOX expects to incur as a result of the recall. In addition, the Company expects that the miscellaneous other costs which it anticipates incurring as a result of the recall and which cannot be charged against the warranty reserve will not be material.

Updated Fiscal 2013 Guidance

Additionally, based on its financial results to date, the Company expects that its third quarter fiscal 2013 financial results will be at the high end of its previously disclosed expected range of sales of $79 to $82 million for the quarter and of its previously disclosed earnings per diluted share range of $0.23 to $0.27, based on a projected 36.9 million diluted shares outstanding.

For the full fiscal 2013 year, the Company today reaffirms its prior guidance that it expects that its sales for 2013 will be in the range of $264 to $270 million and that its earnings per diluted share for the year will be in the range of $0.61 to $0.67, based on a projected 36.1 million diluted shares outstanding. Included in the Company’s earnings per diluted share guidance is approximately $1.4 million of non-cash expense related to unamortized loan origination costs that the Company will record in the third quarter of fiscal 2013 in connection with the termination of its prior credit facility. The Company does not plan to provide preliminary financial information in the future other than in unique circumstances or in the event of a material event that requires disclosure.

About Fox Factory Holding Corp. (Nasdaq:FOXF)

Headquartered in Scotts Valley, CA, FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. For more than three decades, FOX’s team of enthusiasts and professional athletes has been improving vehicle performance through a unique commitment to redefining ride dynamics.

FOX is a registered trademark of Fox Factory Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Such forward-looking statements include, but are not limited to, the Company’s statement that the existing warranty reserve is anticipated to be adequate to cover the repair related costs FOX expects to incur as a result of the recall; the Company’s statement that it expects that the miscellaneous other costs which it anticipates incurring as a result of the recall and which cannot be charged against the warranty reserve will not be material; and the Company’s statements about its expected sales and earnings per share for the third quarter of fiscal 2013 and the full 2013 fiscal year and the projected number of diluted shares outstanding. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the recall completion rate may be different than anticipated; the total costs the Company incurs as a result of the product recall could be higher than expected; while FOX has been in contact with the Consumer Protection Safety Commission (“CPSC”), the CPSC has not given final approval to FOX’s recall plan and aspects of the plan may be subject to change; the warranty reserve previously established by the Company may be insufficient to cover the repair related costs FOX actually incurs as a result of the recall; the product recall could adversely impact the Company’s brand image, relationships with its sponsored athletes and race teams or otherwise have a negative effect on the Company’s business, financial condition and results of operations or have other negative consequences; the Company’s third fiscal quarter of 2013 has not ended and the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margins, operating expenses, ability to generate positive cash flow and profitability could be adversely impacted by a number of factors; factors which impact the calculation of the number diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; and the other risks and uncertainties described in Part II, Item 1A. “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 19, 2013 or described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this Current Report. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

ICR

Katie Turner

646-277-1228

Katie.Turner@icrinc.com